UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    January 13, 2012

Eastern Light Capital, Inc
(Exact name of registrant as specified in charter)

California	001-12941	94-3240473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pine Street, Suite 560, San Francisco, CA 94111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 415-693-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Eastern Light Capital, Inc. (the “Company”) has been notified by the NYSE Amex LLC (the “Exchange”) that a Listing Qualifications Panel of the Exchange’s Committee on Securities (the “Panel”) has determined to delist the Company’s common stock from the Exchange based upon the Company’s non-compliance with Section 1003(a)(iii) of the Company Guide due to stockholders’ equity of less than $6,000,000.  As previously disclosed, the Exchange’s Corporate Compliance Staff previously granted the Company’s request for an extension to evidence compliance with the stockholders’ equity requirement; however, the Company was unable to timely satisfy the terms of the Staff extension and requested a hearing before the Panel seeking continued listing on the Exchange.  The Panel has denied the Company’s request, and the Company does not intend to appeal the Panel’s decision.

The Company has been advised by OTC Markets Group Inc., which operates an electronic quotation service for securities traded over-the-counter (“OTC”), that its securities are immediately eligible for quotation on the OTCQB following the suspension of trading on the Exchange, which is expected to occur with the open of business on January 23, 2012.  The OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  Additional information regarding the OTC market can be found at http://www.otcmarkets.com.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Eastern Light Capital, Inc. dated January 20, 2012.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN LIGHT CAPITAL, INC.
Date: January 20, 2012	By:	/s/ Richard J. Wrensen
Richard J. Wrensen
Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Eastern Light Capital, Inc. dated January 20, 2012